Exhibit 99.1

Cornell Companies, Inc.
AT THE COMPANY: Martin Spanski, Investor Relations (713) 623-0790

Cornell Companies Reports Fourth-Quarter and Full Year 2007 Results

Provides Guidance for 2008

Houston, TX (March 13, 2008) — Cornell Companies, Inc. (NYSE: CRN) today reported results for the three and twelve months ended December 31, 2007, and provided guidance for the first quarter and the full year for 2008.

James E. Hyman, chairman, president and chief executive officer, said, “Cornell continued the facility expansions as previously announced, and completed the initial ramp at the Great Plains Correctional Facility (Great Plains) during the fourth quarter.  Our core operations performed well during the latest quarter, and we remain confident in both our growth plan for the business and our outlook for 2008 and beyond.

“With regard to last Friday’s announcement concerning our operations at the Regional Correctional Center (RCC) in Albuquerque, New Mexico, we remain in ongoing discussions with the US Marshals, the Office of the Federal Detention Trustee (OFDT) and Bernalillo County, who holds the intergovernmental service agreement (IGA) with the customer.  At present, we expect to continue to operate and market the facility.  Our guidance assumes both operating with the current populations for the US Marshals and the continuance of all obligations under the terms of the IGA between the County and the customer as described below.”

Fourth-Quarter Summary (in thousands, except per share data)

	Three Months Ended		12 Months Ended
As Reported	12/31/2007	12/31/2006	12/31/2007	12/31/2006
Revenue from operations	$92,139	$94,127	$360,604	$360,855
Income from operations	14,590	13,322	45,009	44,798
Net loss from discontinued operations	—	—	—	(707)
Net income	5,384	4,721	11,910	11,873
EPS – diluted	$0.37	$0.33	$0.82	$0.84
Diluted shares outstanding used in per share computation	14,599	14,161	14,480	14,059

Higher Net Income on Slightly Lower Revenues for Fourth-Quarter Results

Revenues decreased 2.1 percent to $92.1 million for the latest quarter from $94.1 million in the 2006 period.  Much of the decrease came from lower revenues due to the previously announced withdrawal of inmates by the Bureau of Immigration and Customs Enforcement (ICE) from RCC in July 2007 and the management contract terminations at the Alexander Youth Services Center and the Donald W. Wyatt Detention Center, in January 2007 and July 2007, respectively. Improved utilization at programs including the Cornell Abraxas Academy and D. Ray James Prison, as well as the expansion activation at the Big Spring Correctional Center and the facility reactivation at Great Plains partially offset this decrease. The High Plains Correctional Facility in Brush, Colorado (acquired in May 2007) also contributed to higher revenue. Average contract occupancy levels were 93.9 percent in residential facilities compared with 100.5 percent in the fourth quarter of 2006. The decrease in occupancy was

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principally driven by the situations at RCC and Great Plains.

Income from operations of $14.6 million for the fourth quarter of 2007 compared with income of $13.3 million in the same quarter of 2006. For the quarter ended December 31, 2007, the Company reported net income of $5.4 million, or $0.37 per diluted share, compared with net income of $4.7 million, or $0.33 per diluted share, in the same period last year.

Stable Revenues, Net Income for 2007

For the year ended December 31, 2007, revenues were flat at $360.6 million compared with $360.9 million reported in 2006.  The latest year was affected by lower revenues from the previously announced temporary closure of Great Plains in April 2007 (which was reactivated in September 2007), the withdrawal of inmates by ICE from RCC and the Alexander Youth Services Center management contract termination in January 2007.  The decrease was offset by new programs opened in 2006 (principally the Moshannon Valley Correctional Center), the acquisition of the High Plains Correctional Facility in May 2007, as well as higher utilization at those programs mentioned earlier. In addition, the 2006 period included approximately $2.4 million (net of state receipts tax) associated with revenue recognized from the true-up calculation required by the minimum guaranteed population contract at RCC (for the 2005/2006 contract period).

Income from operations was $45.0 million for this year compared with $44.8 million in the prior-year period. Net income was $11.9 million, or $0.82 per diluted share, compared with net income of $11.9 million, or $0.84 per diluted share, in the previous year. The 2007 period included approximately $3.7 million in pre-tax costs (or $0.15 per diluted share, after taxes) associated with the terminated Veritas merger and related shareholder litigation. Net income in 2007 also included the net claim settlement received of $1.5 million in pre-tax income (or $0.06 per diluted share).  Net income in the prior-year period was affected by pre-opening and start-up costs for new facilities totaling $1.6 million (or $0.11 per diluted share, after taxes), as well as $0.7 million (or $0.05 per diluted share, after taxes) in net losses from discontinued operations.  2006 results also included the pre-tax impact (net of state receipts tax) of approximately $2.4 million (or $0.10 per diluted share, after taxes) associated with revenue recognized from the true-up calculation required by the minimum guaranteed population contract at RCC.

Earnings Outlook for First Quarter and Full Year 2008

Management expects first-quarter 2008 earnings to range from $0.27 to $0.31 per share, and earnings for the full year to range from $1.21 to $1.27 per share.

This first quarter guidance reflects the economics of terms of the current IGA governing RCC that incorporates a contract year running from March 25, 2007 through March 24, 2008. As previously announced, the client for RCC attempted to unilaterally amend the contract to reduce the total annual guaranteed bed-days from 182,500 to 66,300 effective February 26, 2008, and neither we nor the County believe either the right to so amend the contract exists or proper notice to amend the contract has been given. The difference between the current 182,500 bed-days guarantee, which is assumed in the Company’s first quarter guidance, and the 66,300 bed-days guarantee from February 26, 2008 represents approximately $0.02 per share.

The full year guidance assumes that through the end of the second quarter, RCC operates at its current population level and then begins a population ramp to an approximate average daily population of 600 during the fourth quarter.  The guidance does not assume any “true-up” for the 2008-2009 contract year, independent of whether the actual bed-days used during the period would warrant such a payment under the IGA.

This guidance reflects an annual effective tax rate of approximately 43.0 percent.

Quarterly Webcast

Cornell’s management will host a conference call and simultaneous webcast at 11:00 a.m. Eastern time today. The webcast may be accessed through Cornell’s home page, www.cornellcompanies.com. An audio replay and podcast will be available on the Company’s Web site, or can otherwise be heard by dialing (800) 405-2236 or (303) 590-3000 and providing confirmation code 11110045. The replay will be available through Thursday, March 20, 2008 by phone and through Friday, April 11, 2008 on the Web site. This earnings release also can be found on Cornell’s Web site under “Investor Relations – Press Releases.”

Forward-Looking Statements

Statements regarding the Company’s facility expansions, future earnings, results of operations, the contract and population at RCC, the guaranteed bed-days, the attempted amendment and the use of RCC by clients, costs, business outlook, effective tax rate, and future growth, as well as any other statements that are not historical facts, are forward-looking statements within the meaning of applicable securities laws that involve certain risks, uncertainties and assumptions.  These include but are not limited to Cornell’s ability to perform according to its current expectations, changes in supply and demand, actions by governmental agencies and other third parties, and other factors detailed in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission, which are available free of charge on the SEC’s Website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

About Cornell Companies

Cornell Companies, Inc. (www.cornellcompanies.com) is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. The company has 74 facilities in 15 states and the District of Columbia and a total service capacity of 18,887.

(Financial Tables Follow)

CORNELL COMPANIES, INC.

FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

	Three Months Ended December 31,		12 Months Ended December 31,
	2007	2006	2007	2006

Revenues	$92,139	$94,127	$360,604	$360,855
Operating expenses	67,652	71,305	274,110	275,040
Pre-opening and start-up expenses (A)	—	—	—	2,657
Impairment of long-lived assets	—	355	—	355
Depreciation and amortization	4,246	4,029	15,986	16,285
General and administrative expenses	5,651	5,116	25,499	21,720
Income from operations	14,590	13,322	45,009	44,798
Interest expense, net	5,679	4,933	24,264	23,070
Income before provision for income taxes and discontinued operations	8,911	8,389	20,745	21,728
Provision for income taxes	3,527	3,668	8,835	9,148
Income before discontinued operations	5,384	4,721	11,910	12,580
Discontinued operations, net of tax	—	—	—	(707)
Net income	$5,384	$4,721	$11,910	$11,873

Earnings per share:
- Basic	$0.38	$0.34	$0.84	$0.85
- Diluted	$0.37	$0.33	$0.82	$0.84

Number of shares used in per share computation:
- Basic	14,247	13,978	14,149	13,918
- Diluted	14,599	14,161	14,480	14,059

Total service capacity (end of period) (B)	18,587	18,580	18,587	18,580
Contracted beds in operation (end of period) (B)	14,211	13,492	14,211	13,492
Average contract occupancy (B) (C)	93.9%	100.5%	99.6%	97.5%

(A)  There were no revenues associated with reported start-up expenses for the years ended December 31, 2007 and 2006.

(B)   Data presented excludes discontinued operating facilities.

(C)   Average contract occupancy percentages are based on actual occupancy for the period as a percentage of the contracted capacity of residential facilities in operation. Since certain facilities have service capacities that exceed contracted capacities, average contract occupancy percentages can exceed 100% if the average actual occupancy was higher than contracted capacity.

	December 31,	December 31,
Balance Sheet Data:	2007	2006
(in thousands)
Cash and cash equivalents	$3,028	$18,529
Investment securities	250	11,925
Working capital	47,757	75,078
Property and equipment, net	383,952	319,064
Total assets	562,787	523,533
Long-term debt	275,298	255,471
Total debt	286,709	265,981
Stockholders’ equity	200,449	181,564

Cornell Companies, Inc.

Operating Statistics from Continuing Operations

For the Three and 12 Months Ended December 31, 2007 and 2006

	Three Months Ended December 31,				12 Months Ended December 31,
	2007		2006		2007		2006
		%		%		%		%
Contracted beds in operation:
Secure Institutional (A)	9,969	70%	9,213	68%	9,969	70%	9,213	68%
Adult Community-based (A)	2,805	20%	2,773	21%	2,805	20%	2,773	21%
Juvenile (A)	1,437	10%	1,506	11%	1,437	10%	1,506	11%
Total	14,211	100%	13,492	100%	14,211	100%	13,492	100%

Number of billed mandays:
Secure Institutional	836,475	58%	864,148	59%	3,349,971	59%	3,186,207	54%
Adult Community-based:
Residential	259,279	19%	251,637	17%	1,027,450	18%	990,438	17%
Non-residential (B)	59,955	5%	65,099	4%	253,231	5%	461,081	8%
Juvenile:
Residential	117,976	8%	131,655	9%	469,866	8%	528,394	9%
Non-residential (B)	148,484	10%	155,071	11%	611,062	10%	685,411	12%
Total	1,422,169	100%	1,467,610	100%	5,711,580	100%	5,851,531	100%

Revenues (in 000’s):
Secure Institutional	$45,827	50%	$47,843	51%	$183,199	51%	$178,795	50%
Adult Community-based:
Residential	16,898	18%	15,820	17%	64,638	18%	61,116	17%
Non-residential	766	1%	1,191	1%	3,470	1%	5,179	1%
Juvenile:
Residential	21,735	24%	22,814	24%	82,194	22%	89,999	25%
Non-residential	6,913	7%	6,459	7%	27,103	8%	25,766	7%
Total	$92,139	100%	$94,127	100%	$360,604	100%	$360,855	100%

Average revenue per diem:
Secure Institutional	$54.79		$55.36		$54.69		$56.12
Adult Community-based:
Residential	$65.17		$62.87		$62.91		$61.71
Non-residential (B)	$12.78		$18.30		$13.70		$11.23
Juvenile:
Residential	$184.23		$173.29		$174.93		$170.33
Non-residential (B)	$46.56		$41.65		$44.35		$37.59
Total average	$64.79		$64.14		$63.14		$61.67

(A) Residential contract capacity only.

(B) Non-residential “mandays” includes a mix of day units and hourly units. Mental health facilities are reported in hours.

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